Exhibit E

NEW MOUNTAIN GUARDIAN INVESTMENTS III, L.L.C.

NEW MOUNTAIN FINANCE ADVISERS, L.L.C.

1633 Broadway, 48th Floor

New York, New York, 10019

December __, 2024

Name of Regular Member: __________

1633 Broadway

48th Floor

New York, New York, 10019

Dear Regular Member:

Reference is made to (i) the Amended and Restated Limited Liability Company Agreement of New Mountain Guardian Investments III, L.L.C. (the “Company”) dated as of August 7, 2019, by and among the members named in the books and records thereof (as amended, the “LLC Agreement”) and (ii) the Terms Letter between the Company and you. All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the LLC Agreement. This letter agreement is in connection with the proposed Merger (as defined below) of the Fund with and into New Mountain Private Credit Fund, a Maryland statutory trust and a perpetual-life, private business development company (“NEWCRED”).

The Fund expects to enter into a merger transaction with NEWCRED, with NEWCRED surviving and acquiring the Fund’s investment portfolio (the “Merger”). The Merger will be structured as an all cash merger, whereby, NEWCRED will pay cash to purchase all of the Fund’s limited liability company units (the “Units”) outstanding at the time of the closing of the Merger at a price per Unit equal to the net asset value per Unit determined as of a date within 48 hours prior to the Merger (the “Merger NAV”), subject to any applicable withholding taxes. Prior to and separate from the Merger, investors of the Fund, including the Company, will be given the option to transfer their Units to NEWCRED in exchange for NEWCRED’s common shares of beneficial interest (the “Shares”) in an amount equal to the Merger NAV issued upon the initial closing of NEWCRED’s offering.

The Company expects to transfer all of the Underlying Interest to NEWCRED in exchange for Shares whereby, contemporaneously with the Merger, the Company will receive a number of Shares having an aggregate net asset value equal to 100% of the Merger NAV of the Underlying Interest. Immediately thereafter, the Company is expected to distribute in kind such Shares to each Member on a pro rata basis and pursuant to the terms of the LLC Agreement (such Shares, the “Distributed Shares”). Following the distribution, each Member will hold such Distributed Shares directly and become a shareholder of NEWCRED.

In connection with the foregoing, and in consideration of the Distributed Shares and the agreements contained herein, and for other good and valuable consideration (the receipt of which is expressly acknowledged), the Regular Member and the Company hereby agree as follows:

1.            For so long as the Regular Member is employed by New Mountain Capital, L.L.C. or an affiliate, Regular Member shall not, prior to the date that is five (5) years from the closing of the Merger, directly or indirectly, (x) transfer, assign, pledge, hypothecate or otherwise dispose of any of the Distributed Shares or (y) submit any repurchase requests for Distributed Shares under NEWCRED’s share repurchase program (or any successor plan) as in effect from time to time. For the avoidance of doubt, so long as Regular Member would hold a number of Shares equal to or greater than the number of Distributed Shares following Regular Member’s tender of Shares that it owns (assuming NEWCRED repurchases all such tendered Shares), such tender of Shares by Regular Member shall not be prohibited by the preceding sentence.

2.            If any clause, provision or section of this letter shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability thereof shall not affect any of the remaining clauses, provisions or sections hereof.

3.            This letter may be amended and the observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of New Mountain Finance Advisers, L.L.C. and the Regular Member.

4.            This letter shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

5.            This letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

6.            This letter shall be governed by and construed in accordance with the laws of the State of New York.

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Kindly acknowledge your agreement by signing and returning a copy of this agreement, whereupon it shall be a binding agreement between us.

IN WITNESS WHEREOF, the undersigned have duly executed this document on the day and year first above written.

NEW MOUNTAIN GUARDIAN INVESTMENTS III, L.L.C.

Name:
Title:

NEW MOUNTAIN FINANCE ADVISERS, L.L.C.

Name:

Title:

ACKNOWLEDGED AND AGREED effective as of the date first above written by

Name: